Exhibit 99.1

Kimco Announces Third Quarter Results – Reports a Seven Percent Increase in Recurring FFO Per Diluted Share

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--November 2, 2011--Kimco Realty Corporation (NYSE: KIM) today reported results for the quarter ended September 30, 2011.

Highlights for the Third Quarter and Subsequent Activity:

  Recognized Recurring Funds From Operations (FFO) of $123.7 million, or $0.30 per diluted share, for the third quarter 2011 compared to $114.5 million, or $0.28 per diluted share, for the third quarter 2010, representing a seven percent increase;
  Reported FFO of $128.2 million, or $0.31 per diluted share, for the third quarter 2011 compared to $110.5 million, or $0.27 per diluted share, for the same period in 2010, representing a 15 percent increase;
  Announced a 5.6 percent increase to the quarterly cash dividend to $0.19 per common share;
  Ended the quarter with gross occupancy in the combined and U.S. shopping center portfolios of 93.0 percent and 92.9 percent, respectively, representing increases of 10 basis points and 50 basis points over the third quarter 2010;
  Increased combined same-property net operating income (NOI) of 3.3 percent over the third quarter 2010;
  Generated positive U.S. cash-basis leasing spreads of 2.7 percent on 263 new leases, renewals and options totaling 1.1 million square feet;
  Acquired six shopping centers for approximately $117 million and disposed of 10 non-strategic shopping centers for approximately $36 million; and
  Subsequently, closed on a new $1.75 billion unsecured U.S. revolving credit facility to replace two existing revolving credit facilities of a similar amount.

Financial Results

Net income available to common shareholders for the third quarter 2011 was $40.1 million, or $0.10 per diluted share, compared to $17.5 million, or $0.04 per diluted share, for the third quarter 2010. The change in year-over-year net income available to common shareholders is primarily related to the following items (in millions):

Change
Decrease in the loss from the early extinguishment of debt	$11
Increase in Kimco’s pro-rata share of joint venture NOI	8
Increase in consolidated NOI	7
Increase in non-recurring income	4
Decrease in real estate-related depreciation (including $2 million related to joint ventures)	4
Increase in gains on sale of operating properties not included in FFO	2
Increase in non-cash impairments	(7)
Decrease in interest, dividends and other investment income	(4)
Other misc.	(2)
Total change in net income available to common shareholders	$23

Year-to-date, net income available to common shareholders was $78.1 million, or $0.19 per diluted share, compared to $69.3 million, or $0.17 per diluted share, through September 30, 2010.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, were $128.2 million, or $0.31 per diluted share, for the third quarter of 2011 compared to $110.5 million, or $0.27 per diluted share, in the same period a year ago. Recurring FFO, which excludes the effects of non-cash impairments, gains/losses on early extinguishment of debt and non-recurring income, were $123.7 million, or $0.30 per diluted share, in the third quarter 2011 compared to $114.5 million, or $0.28 per diluted share, in the same quarter of the prior year.

For the nine months ended September 30, 2011, FFO were $361.3 million, or $0.89 per diluted share, compared to $342.1 million, or $0.84 per diluted share, for the same period last year. Recurring FFO for the nine months ended September 30, 2011 were $366.3 million, or $0.90 per diluted share, compared to $345.8 million, or $0.85 per diluted share, for the same period in 2010. A reconciliation of net income to FFO is provided in the tables accompanying this press release.

Non-Recurring FFO and Non-Cash Impairments

During the third quarter of 2011, Kimco recognized non-recurring FFO of $12.1 million and non-cash impairments of $7.5 million, both net of tax.

Non-recurring FFO for the third quarter of 2011 is mainly attributable to an $8.7 million, net of tax, distribution from the Albertsons joint venture with the remainder primarily due to the disposition of several preferred equity investments, a non-retail joint venture property and one urban asset.

Third quarter 2011 non-cash impairments of $7.5 million were transaction-oriented resulting from the completed or pending disposition of the company’s interest in several investments, including three consolidated and four joint venture properties totaling approximately $1.7 million and $3.4 million, respectively. The remaining $2.4 million of impairments were primarily attributable to several structured and non-retail investments.

For the third quarter in 2010, the company recognized non-recurring FFO of $7.7 million and non-cash impairments of $0.8 million, both net of tax, in addition to a $10.8 million charge on early extinguishment of debt.

Year-to-date, non-recurring FFO was $17.5 million and non-cash impairments were $22.5 million. For the comparable period in 2010, non-recurring FFO was $35.4 million, non-cash impairments $28.2 million and loss on early extinguishment of debt $10.8 million.

Core Business Operations

Shopping Center Portfolio

Third quarter 2011 shopping center portfolio operating results:

Combined Shopping Center Portfolio (includes U.S., Canada and Latin America)

  Gross occupancy was 93.0 percent, an increase of 10 basis points, compared to the third quarter 2010;
  Pro-rata occupancy was 92.8 percent, an increase of 10 basis points both sequentially and over the third quarter 2010;
  Combined same-property net operating income (NOI) increased 3.3 percent over the third quarter 2010; and
  Total leases executed in the portfolio: 614 new leases, renewals and options totaling 1.8 million square feet.

Gross and pro-rata occupancy in the combined portfolio was negatively impacted by 10 basis points from the inclusion of four former Mexican development properties (approximately 81 percent occupied) in the third quarter 2011.

U.S. Shopping Center Portfolio

  Gross occupancy was 92.9 percent, an increase of 50 basis points over the third quarter of 2010 and flat sequentially;
  Pro-rata occupancy was 92.8 percent, an increase of 50 basis points over the third quarter of 2010 and 20 basis points sequentially;
  U.S. same-property NOI (cash-basis, excluding lease termination fees and including charges for bad debts) increased 1.6 percent from the same period in 2010; and
  Pro-rata U.S. cash-basis leasing spreads increased 2.7 percent; new leases increased 1.1 percent and renewals/options increased 3.5 percent.

Third quarter 2011 gross and pro-rata occupancy in the U.S. shopping center portfolio includes the negative impact of 40 basis points and 20 basis points, respectively, from the closure of 10 Borders and three SuperFresh locations. Excluding the effects of the Borders and SuperFresh closings, occupancy in the U.S. portfolio on a gross and pro-rata basis would be 93.3 percent and 93.0 percent, respectively.

Third quarter leasing activity for the U.S. shopping center portfolio includes 79 same space new leases totaling 374,000 pro-rata square feet and 184 lease renewals and options for 775,000 pro-rata square feet. In addition, the company signed 93 additional leases totaling 345,000 square feet for spaces vacant for more than one year.

During the quarter, Kimco acquired four shopping centers for its wholly-owned portfolio, comprising 678,000 square feet, for a total purchase price of $97.9 million, including $27.0 million of mortgage debt as outline below:

  Village Crossroads – An unencumbered 185,000 square foot shopping center located in Phoenix, Ariz. anchored by Wal-Mart and Michaels for $29.2 million;
  Gateway Station – A 280,000 square foot shopping center located in Burleson, Texas (a suburb of Fort Worth) anchored by Kohl’s, Ross Dress for Less, TJ Maxx and Michaels for $25.5 million, including $18.8 million of mortgage debt;
  Park Hill Plaza – A 112,000 square foot Winn-Dixie anchored shopping center located in Miami, Fla. for $25.5 million, including $8.2 million of mortgage debt; and
  University Town Center – Acquired the remaining 87% interest from an existing joint venture in a 101,000 square foot unencumbered shopping center located in Pensacola, Fla. anchored by Publix for $17.8 million.

In October, the company made the following shopping center acquisitions:

  Island Gate – Acquired the fee position and an additional 43,000 square feet to an existing ground leased site in Corpus Christi, Texas for $8.8 million. Kimco now holds the full ownership interest in this 168,000 square foot unencumbered shopping center anchored by Ross Dress for Less, Bed Bath & Beyond, Best Buy, Shoe Carnival and Michaels; and
  Village Center West – A 30,000 square foot shopping center located in Highland Ranch, Colo. (Denver-Aurora MSA) shadow-anchored by Kroger for $10.1 million.

Kimco’s shopping center portfolio includes 934 operating properties comprising 807 assets in the United States and Puerto Rico, 62 in Canada, 52 in Mexico and 13 in South America. The operating portfolio includes 12 former development properties in Latin America that are approximately 72.6 percent leased and are not currently included in occupancy. These properties will be included in occupancy the earlier of (i) reaching 90 percent leased or (ii) two years following the project’s inclusion in operating real estate. Additionally, the company has four development properties and two completed projects pending stabilization.

Non-Strategic U.S. Shopping Center Portfolio

During the quarter, Kimco disposed of 10 non-strategic shopping centers (eight wholly-owned and two unconsolidated joint ventures) comprising 414,000 square feet for a total of $35.9 million, including $5.6 million of mortgage debt. Kimco’s share of proceeds from these sales was $24.1 million.

Since the company initiated the sale of its non-strategic shopping centers in September 2010, a total of 33 properties (approximately 81 percent occupied) have been sold at the end of the third quarter 2011 for a total of $134.0 million, including $22.3 million of mortgage debt. Kimco’s share of proceeds from these sales was approximately $79.3 million.

As of September 30, 2011, the company has 128 non-strategic U.S. shopping centers, comprising 8.6 million square feet, with 82.9 percent pro-rata occupancy.

Investment Management and Other Joint Venture Programs

During the third quarter, the company realized fee income of $8.7 million primarily from its investment management business. This includes $6.9 million in management fees and $1.8 million in other ongoing fees.

At quarter end, the company had a total of 285 properties in its investment management program with 24 institutional partners and 161 properties in other joint ventures.

Subsequently in October, Kimco transferred two wholly-owned properties into an existing institutional joint venture with SEB for $61.6 million. Kimco holds a 15% ownership interest in this joint venture in addition to serving as the operating partner.

Structured Investments and Non-Retail Assets

During the quarter, the company’s structured investments and other non-retail assets contributed before-tax earnings of $34.4 million of which $15.7 million was recurring; $7.6 million from preferred equity investments, $6.6 million from non-retail joint ventures, including Westmont Hospitality, with the remainder primarily from interest and dividends.

Transaction earnings for the third quarter 2011 were $12.3 million, net of tax ($18.7 million before tax) which includes $8.7 million from the Albertsons joint venture attributable to a distribution in excess of book value. Also during the quarter, Kimco recognized $3.6 million in additional transaction earnings from the disposition of three preferred equity investments, a non-retail joint venture property and one New York urban asset.

As of September 30, 2011, non-retail assets total approximately $564 million and represent five percent of gross assets compared to $612 million at June 30, 2011 and $1.2 billion at March 31, 2009.

Dividend and Capital Structure

As separately announced, Kimco’s Board of Directors increased its quarterly cash dividend to $0.19 per common share, payable on January 17, 2012 to shareholders of record on January 4, 2012, representing an ex-dividend date of December 30, 2011.

At the end of the quarter, the company’s consolidated Net Debt to Recurring EBITDA was 6.0x, flat from the second quarter 2011 and an improvement from 6.4x in the third quarter 2010. In addition, the company maintains access to approximately $1.6 billion of immediate liquidity under its credit facilities.

In October, Kimco entered into a new $1.75 billion unsecured U.S. revolving credit facility that replaces the company’s existing $1.5 billion U.S. and $250 million Canadian-denominated revolving credit facilities. This credit facility has a term of four years with a one year extension and accrues interest at a 105 basis point spread over LIBOR.

2011 Guidance Update and 2012 Initial Guidance

The company remains committed to its core business objectives:

  Increasing shareholder value through the ownership, management and selective acquisition of neighborhood and community shopping centers;
  Continued lease-up of its Latin America portfolio;
  Actively engaging in the disposition of its non-retail and non-strategic retail assets; and
  Strengthening its balance sheet with a long-term focus on reducing leverage levels and employing a conservative capital mix.
2011 Guidance Update:

The company is revising its guidance range of Recurring FFO for the full year 2011 as follows:

	Revised Guidance	Previous Guidance
Recurring FFO/diluted share:	$1.19 - $1.20	$1.17 - $1.21
Combined portfolio occupancy:	+50 basis points	+50 basis points
Combined same-property NOI:	+ 2 to +3 percent	+ 1 to + 3 percent

2012 Initial Guidance:

The company’s preliminary 2012 Recurring FFO guidance per diluted share: $1.22 - $1.26.

Conference Call and Supplemental Materials

The company will hold its quarterly conference call on Thursday, November 3, 2011 at 10:00 a.m. Eastern Time. The call will include a review of the company’s third quarter 2011 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-800-289-0487. A replay will be available for one week by dialing 1-888-203-1112; the passcode will be 9493710. Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of September 30, 2011, the company owned interests in 940 shopping centers comprising 138 million square feet of leasable space across 44 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiii) impairment charges, and (xiv) unanticipated changes in our intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2010. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2010, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

Condensed Consolidated Statements of Operations
(in thousands, except share information)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2011		2010		2011		2010

Revenues from Rental Properties	$216,078		$207,231		$655,477		$625,177

Rental Property Expenses:
Rent	3,461		3,418		10,565		10,528
Real Estate Taxes	29,672		29,721		89,145		88,297
Operating and Maintenance	29,317		27,221		91,195		86,021
	62,450		60,360		190,905		184,846

Net Operating Income	153,628		146,871		464,572		440,331

Management and Other Fee Income	8,728		9,082		26,828		30,343
Mortgage Financing Income	1,959		2,486		5,728		7,526
Income from Other Real Estate Investments	2,449		1,231		3,062		2,703
Depreciation and Amortization	(60,372)		(59,815)		(187,011)		(173,007)
	106,392		99,855		313,179		307,896

Interest, Dividends and Other Investment Income	375		4,550		14,173		15,814
Other Loss, Net	(2,751)		(741)		(2,311)		(2,362)

Interest Expense	(56,474)		(57,706)		(167,756)		(171,314)
General and Administrative Expenses	(30,860)		(28,452)		(90,245)		(82,997)
Early Extinguishment of Debt	-		(10,811)		-		(10,811)
	16,682		6,695		67,040		56,226
Gain on Sale of Development Properties	-		336		-		2,130
Impairments:
Property Carrying Values	(1,428)		-		(2,025)		(1,900)
Investments in Other Real Estate Investments	(609)		-		(609)		(5,994)
Marketable Equity Securities & Other Investments	-		(657)		-		(1,163)
Investments in Real Estate Joint Ventures	(2,000)		-		(5,123)		-
Provision for Income Taxes, Net	(4,417)		(2,708)		(14,199)		(3,722)
Equity in Income of Joint Ventures, Net	19,641		13,098		49,810		27,717
Equity in Income of Other Real Estate Investments, Net	24,788		15,052		35,123		36,878

Income from Continuing Operations	52,657		31,816		130,017		110,172

Discontinued Operations:
Income/(Loss) from Discontinued Operating Properties, Net of Tax	1,690		(194)		2,111		4,162
Impairment/Loss on Operating/Development Properties Sold, Net of Tax	(289)		(337)		(8,919)		(3,440)
Gain on Disposition of Operating Properties	4,535		1,704		8,722		1,704
Income from Discontinued Operations	5,936		1,173		1,914		2,426

Loss On Transfer Of Operating Properties (1)	-		-		-		(57)
Gain on Sale of Operating Properties, Net (1)	-		-		-		2,434
	-		-		-		2,377

Net Income	58,593		32,989		131,931		114,975

Net Income Attributable to Noncontrolling Interests (3)	(3,612)		(2,656)		(9,277)		(9,196)

Net Income Attributable to the Company	54,981		30,333		122,654		105,779

Preferred Dividends	(14,841)		(12,862)		(44,522)		(36,505)

Net Income Available to Common Shareholders	$40,140		$17,471		$78,132		$69,274
Per Common Share:
Income from Continuing Operations: (3)
Basic	$0.08		$0.04		$0.19		$0.16
Diluted	$0.08	(2)	$0.04	(2)	$0.19	(2)	$0.16	(2)
Net Income: (4)
Basic	$0.10		$0.04		$0.19		$0.17
Diluted	$0.10	(2)	$0.04	(2)	$0.19	(2)	$0.17	(2)

Weighted Average Shares Outstanding:
Basic	406,564		405,854		406,521		405,709
Diluted	407,292		406,253		407,386		406,076
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($3,697) and ($2,667) for the quarters ended September 30, 2011 and September 30, 2010, respectively. Additionally, the net income attributable to noncontrolling interests related to continued operations of ($9,304) and ($9,099) for the nine months ended September 30, 2011 and September 30, 2010, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $150 and $103 for the quarters ended September 30, 2011 and September 30, 2010, respectively. Additionally the earnings attributable to unvested restricted shares of $450 and $310 for the nine months ended September 30, 2011 and September 30, 2010, respectively.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	September 30,	December 31,
	2011	2010
Assets:
Operating Real Estate, Net of Accumulated Depreciation
of $1,660,635 and $1,549,380, Respectively	$6,808,693	$6,708,373
Investments and Advances in Real Estate Joint Ventures	1,366,789	1,382,749
Real Estate Under Development	201,059	335,007
Other Real Estate Investments	365,716	418,564
Mortgages and Other Financing Receivables	93,449	108,493
Cash and Cash Equivalents	180,198	125,154
Marketable Securities	39,650	223,991
Accounts and Notes Receivable	135,717	130,536
Other Assets	389,280	401,008
Total Assets	$9,580,551	$9,833,875

Liabilities:
Notes Payable	$2,883,920	$2,982,421
Mortgages Payable	1,059,385	1,046,313
Construction Loans Payable	41,958	30,253
Dividends Payable	88,090	89,037
Other Liabilities	465,302	429,505
Total Liabilities	4,538,655	4,577,529
Redeemable Noncontrolling Interests	95,059	95,060

Stockholders' Equity:
Preferred Stock, $1.00 Par Value, Authorized 3,092,000 Shares
Class F Preferred Stock, $1.00 Par Value, Authorized 700,000 Shares
Issued and Outstanding 700,000 Shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 Par Value, Authorized 184,000 Shares
Issued and Outstanding 184,000 Shares	184	184
Aggregate Liquidation Preference $460,000
Class H Preferred Stock, $1.00 Par Value, Authorized 70,000 Shares
Issued and Outstanding 70,000 shares	70	70
Aggregate Liquidation Preference $175,000
Common Stock, $.01 Par Value, Authorized 750,000,000 Shares
Issued and Outstanding 406,939,830
and 406,423,514 Shares, Respectively	4,069	4,064
Paid-In Capital	5,488,755	5,469,841
Cumulative Distributions in Excess of Net Income	(657,237)	(515,164)
	4,836,541	4,959,695
Accumulated Other Comprehensive Income	(86,080)	(23,853)
Total Stockholders' Equity	4,750,461	4,935,842
Noncontrolling Interests	196,376	225,444
Total Equity	4,946,837	5,161,286
Total Liabilities and Equity	$9,580,551	$9,833,875

Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2011		2010		2011		2010
Net Income Available to Common Shareholders	$40,140		$17,471		$78,132		$69,274
Gain on Disposition of Operating Property, Net of Noncontrolling Interests	(3,859)		(1,704)		(8,046)		(4,145)
Gain on Disposition of Joint Venture Operating Properties	(2,551)		(1,906)		(3,231)		(4,674)
Depreciation and Amortization	59,408		61,183		186,185		183,100
Depr. and Amort. - Real Estate JV's, Net of Noncontrolling Interests	35,096		37,162		103,953		100,984
Remeasurement of Derivative Instrument	-		(1,657)		4,287		(2,419)
Funds From Operations	128,234		110,549		361,280		342,120
Non-Recurring Income , Net of Tax	(12,053)		(7,657)		(17,501)		(35,358)
Early Extinguishment of Debt	-		10,811		-		10,811
Non-Cash Impairments Recognized, Net of Tax	7,490		797		22,490		28,188
Recurring Funds From Operations	$123,671		$114,500		$366,269		$345,761

Weighted Average Shares Outstanding for FFO Calculations:
Basic	406,564		405,854		406,521		405,709
Units	1,527		1,538		1,529		1,544
Dilutive Effect of Options	728		399		865		367
Diluted	408,819	(1)	407,791	(1)	408,915	(1)	407,620	(1)

FFO Per Common Share - Basic	$0.32		$0.27		$0.89		$0.84
FFO Per Common Share - Diluted	$0.31	(1)	$0.27	(1)	$0.89	(1)	$0.84	(1)
Recurring FFO Per Common Share - Diluted	$0.30	(1)	$0.28	(1)	$0.90	(1)	$0.85	(1)
(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period.
Funds from operations would be increased by $251 and $257 for the three months ended September 30, 2011 and 2010, respectively. Funds from operations would be increased by $752 and $672 for the nine months ended September 30, 2011 and 2010, respectively.

Reconciliation of Projected Diluted Net Income Per Common Share to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range		Projected Range
	Full Year 2011		Full Year 2012
	Low	High	Low	High
Projected diluted net income available to common
shareholder per share	$0.25	$0.26	$0.31	$0.34

Remeasurement of derivative instrument	0.01	0.01	-	-

Projected depreciation & amortization	0.61	0.62	0.60	0.62

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.34	0.35	0.33	0.35

Gain on disposition of operating properties	(0.02)	(0.03)	(0.01)	(0.03)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests	(0.01)	(0.02)	(0.01)	(0.02)

Projected FFO per diluted common share	$1.18	$1.19	$1.22	$1.26

Non-recurring income	(0.04)	(0.04)	-	-

Non-cash impairments	0.05	0.05	-	-

Recurring FFO per diluted common share	$1.19	$1.20	$1.22	$1.26
Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
senior director, investor relations